  EXHIBIT 11(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading Independent Auditors in this offering statement pursuant to Regulation A of Lighthouse Life Capital, LLC and to the reference and incorporation on Form 1-A of (i) our report dated April 29, 2021 on the consolidated financial statements of Lighthouse Life Capital, LLC as of September 30, 2020 and for the period July 9, 2020 through September 30, 2020 and (ii) our report dated January 27, 2022 on the combined financial statements of Lighthouse Life Solutions, LLC and Lighthouse Life Direct, LLC as of July 8, 2020 and for the period October 1, 2019 through July 8, 2020.

BBD, LLP

Philadelphia, Pennsylvania January 27, 2022